                                                                      Exhibit 10

                  THE AIRCRAFT, RELATED LEASES AND COLLATERAL


PORTFOLIO INFORMATION

     The tables set forth below summarize important information about our portfolio. For a more detailed analysis of the aircraft, see Exhibit 9 to this report.

     As of January 31, 2001, 95.02% of the aircraft in our portfolio by appraised value as of that same date held or were capable of holding a noise certificate issued under Chapter 3 of Volume 1, Part II of Annex 16 of the Chicago Convention or have been shown to comply with the Stage 3 noise levels set out in Section 36.5 of Appendix C of Part 36 of the United States Federal Aviation Regulations (assuming for this purpose that turboprop aircraft are Stage 3 aircraft). We refer to this as being "STAGE 3" compliant and call these aircraft "STAGE 3 AIRCRAFT."

     The remaining 4.98% of the aircraft by appraised value as of January 31, 2001 held or were capable of holding a noise certificate issued under Chapter 2 of the Chicago Convention or have been shown to comply with the Stage 2 noise levels set out in Section 36.5 of Appendix C of Part 36 of the United States Federal Aviation Regulations but do not comply with the requirements for a Stage 3 aircraft. We refer to this as being "STAGE 2" compliant and call these aircraft "STAGE 2 AIRCRAFT." Most jurisdictions have adopted these U.S. classifications, which consider Stage 2 aircraft that have been hushkitted to be Stage 3 aircraft. For purposes of the table below, Stage 2 aircraft that have been hushkitted are considered to be Stage 3 aircraft and referred to as "STAGE 3HK."

     The following table lists the aircraft by type and number as of January 31, 2001 and the percentage of our portfolio they represent by appraised value as of that same date. For the purpose of this table, turboprop aircraft are considered to be Stage 3 aircraft.

                                                                                         % OF PORTFOLIO BY
                                                      NUMBER OF                         APPRAISED VALUE AS
MANUFACTURER                       TYPE OF AIRCRAFT   AIRCRAFT    BODY TYPE    STAGE    OF JANUARY 31, 2001
------------                       ----------------   ---------   ---------    -----    -------------------
Boeing (46.68%)..................  B727-200A               2      Narrowbody     2              0.23%
                                   B737-200A              16      Narrowbody     2              2.58
                                   B737-200A               6      Narrowbody     3hk            0.79
                                   B737-300                8      Narrowbody     3              5.07
                                   B737-300QC              2      Narrowbody     3              1.14
                                   B737-400               22      Narrowbody     3             16.82
                                   B737-500               11      Narrowbody     3              6.97
                                   B747-200SF              1      Freighter      3              0.96
                                   B757-200                3      Narrowbody     3              3.53
                                   B767-200ER              1      Widebody       3              1.37
                                   B767-300ER              4      Widebody       3              7.23
McDonnell Douglas (30.52%).......  DC8-71F                18      Freighter      3              7.64
                                   DC8-73CF                1      Freighter      3              0.54
                                   DC9-32                  6      Narrowbody     2              0.71
                                   DC9-51                  4      Narrowbody     2              0.43
                                   MD-11                   3      Widebody       3              5.94
                                   MD-82                   2      Narrowbody     3              1.06
                                   MD-83                  23      Narrowbody     3             13.82
                                   MD-87                   1      Narrowbody     3              0.39
Airbus (11.45%)..................  A300-B4-200             2      Widebody       2              0.57
                                   A300-C4-200             1      Widebody       2              0.47
                                   A320-200               12      Narrowbody     3             10.41
Fokker (6.15%)...................  F-100                  16      Narrowbody     3              6.15
De Havilland of Canada (4.43%)...  DHC8-100                6      Turboprop      3              0.98
                                   DHC8-300               13      Turboprop      3              3.00
                                   DHC8-300C               2      Turboprop      3              0.45
ATR (0.68%)......................  ATR42-300               4      Turboprop      3              0.68
Fairchild (0.09%)................  METRO-III               3      Turboprop      3              0.09
                                                         ---                                  ------
  Total..........................                        193                                  100.00%
                                                         ===                                  ======

     The following table sets forth the exposure of our portfolio by lessee as of January 31, 2001 according to the number of aircraft and the appraised value as of that same date.

                                                                              % OF PORTFOLIO BY
                                                                NUMBER OF    APPRAISED VALUE AS
LESSEE(1)                                                       AIRCRAFT     OF JANUARY 31, 2001
---------                                                       ---------    -------------------
Air Canada Capital Limited..................................        11               8.95%
Viacao Aerea Rio-Grandense S.A. (VARIG).....................         3               5.94
Turk Hava Yollari A.O. (THY Turkish Airlines)...............         7               5.28
Aerovias Nacionales de Colombia S.A. (AVIANCA)..............         6               5.08
BAX Global Inc..............................................        10               4.24
Airtours International Airways Limited......................         4               3.54
Spanair S.A.................................................         6               3.50
Compania Mexicana de Aviacion, S.A. de C.V. (MEXICANA)......        10               3.34
Rio-Sul Servicos Aereos Regionais S.A.......................         5               3.23
TAM Transportes Aereos Meridionais S.A......................         8               3.04
China Southern Airlines Company Limited.....................         4               2.47
Malev Hungarian Airlines plc................................         3               2.41
Trans World Airlines Inc. (TWA).............................         2               2.39
Lan Chile Airlines..........................................         4               2.34
Compania Hispano Irlandesa de Aviacion S.A. (FUTURA)........         3               2.26
Aerovias de Mexico, S.A. de C.V. (AEROMEXICO)...............         9               2.15
Meridiana SpA...............................................         3               1.89
Compagnie Nationale Air France (AIR FRANCE).................         2               1.72
Schreiner Airways B.V.......................................         7               1.58
Air Espana S.A. (AIR EUROPA)................................         2               1.54
Air One SpA.................................................         2               1.44
Pegasus Hava Tasimaciligi A.S...............................         2               1.42
Asiana Airlines Inc.........................................         2               1.40
Emery Worldwide Airlines, Inc...............................         3               1.40
Philippine Airlines Inc.....................................         2               1.35
American Airlines Inc.......................................         2               1.28
Aircraft International Leasing Limited (A.I.L.L.)(2)........         3               1.27
Transportes Aereos Mercantiles Pan Americanos S.A.
  (TAMPA)...................................................         3               1.27
China Xinjiang Airlines.....................................         1               1.20
Transwede Leisure AB........................................         1               1.18
America West Airlines Inc...................................         2               1.14
Balkan Bulgarian Airlines A.D...............................         2               1.13
Eurofly SpA.................................................         2               1.09
Other (32 lessees)..........................................        51              14.23
Off-lease(3)................................................         6               2.32
                                                                   ---             ------
  Total.....................................................       193             100.00%
                                                                   ===             ======

---------------

(1) Total number of lessees = 65

(2) A.I.L.L. is an indirect 100% subsidiary of Lan Chile.

(3) As of January 31, 2001, three of the six off-lease aircraft were subject to lease agreements with existing lessees and one was subject to a letter of intent for lease to a new lessee. As of March 8, 2001, one of the unplaced off-lease aircraft had become subject to a letter of intent for sale, two of the off-lease aircraft subject to lease agreements had been delivered to Philippine Airlines and PT Garuda Indonesia, both existing lessees, and three additional aircraft, representing 1.23% of our portfolio by appraised value as of January 31, 2001, have become available for lease.

     The following table sets forth the exposure of our portfolio by country of domicile of lessees as of January 31, 2001 according to the number of aircraft and the appraised value of the portfolio as of that same date.

                                                                              % OF PORTFOLIO BY
                                                                NUMBER OF    APPRAISED VALUE AS
COUNTRY(1)                                                      AIRCRAFT     OF JANUARY 31, 2001
----------                                                      ---------    -------------------
United States of America....................................        29              13.06%
Brazil......................................................        16              12.20
Canada......................................................        11               8.95
Spain.......................................................        11               7.29
Turkey......................................................        10               7.17
Colombia....................................................        10               6.55
Mexico......................................................        19               5.49
Italy.......................................................         7               4.43
United Kingdom..............................................         8               4.33
China.......................................................         5               3.66
Chile.......................................................         7               3.61
Hungary.....................................................         3               2.41
France......................................................         3               2.37
Indonesia...................................................         7               1.73
Netherlands.................................................         7               1.58
South Korea.................................................         2               1.40
Philippines.................................................         2               1.35
Tunisia.....................................................         2               1.26
Sweden......................................................         1               1.18
Bulgaria....................................................         2               1.13
Other (15 countries)........................................        25               6.51
Off-lease(2)................................................         6               2.32
                                                                   ---             ------
  Total.....................................................       193             100.00%
                                                                   ===             ======

---------------

(1) Total number of countries = 35

(2) As of January 31, 2001, three of the six off-lease aircraft were subject to lease agreements with lessees in Indonesia and the Philippines and one was subject to a letter of intent for lease to a lessee in the U.K. As of March 8, 2001, one of the unplaced off-lease aircraft had become subject to a letter of intent for sale, two of the off-lease aircraft subject to lease agreements had been delivered to lessees in the Philippines and Indonesia, and three additional aircraft, representing 1.23% of our portfolio by appraised value as of January 31, 2001, have become available for lease.

     The following table sets forth the exposure of our portfolio by regions in which lessees are domiciled as of January 31, 2001 according to the number of aircraft and the appraised value of our portfolio as of that same date.

                                                                              % OF PORTFOLIO BY
                                                                NUMBER OF    APPRAISED VALUE AS
REGION(1)                                                       AIRCRAFT     OF JANUARY 31, 2001
---------                                                       ---------    -------------------
Europe (excluding CIS Countries)............................        56              33.65%
Latin America...............................................        62              29.91
North America...............................................        40              22.01
Asia & Far East.............................................        20              10.02
Africa......................................................         2               1.26
Other (including CIS Countries).............................         3               0.54
Australia & New Zealand.....................................         4               0.29
Off-Lease(1)................................................         6               2.32
                                                                   ---             ------
  Total.....................................................       193             100.00%
                                                                   ===             ======

---------------

(1) As of January 31, 2001, three of the six off-lease aircraft were subject to lease agreements with lessees in Asia & Far East and one was subject to a letter of intent for lease to a lessee in Europe. As of March 8, 2001, one of the unplaced off-lease aircraft had become subject to a letter of intent for sale, two of the off-lease aircraft subject to lease agreements had been delivered to two lessees in Asia & Far East, and three additional aircraft, representing 1.23% of our portfolio by appraised value as of January 31, 2001, have become available for lease.

     The following table sets forth the exposure of the portfolio by year of aircraft manufacture or conversion to freighter as of January 31, 2001 according to the number of aircraft and the appraised value of the aircraft as of that same date. See note 4 to Exhibit 9 to this report for the original manufacture dates for the aircraft that were converted into freighters.

                                                                              % OF PORTFOLIO BY
                                                                NUMBER OF    APPRAISED VALUE AS
YEAR OF MANUFACTURER/ FREIGHTER CONVERSION                      AIRCRAFT     OF JANUARY 31, 2001
------------------------------------------                      ---------    -------------------
1988........................................................        15               5.37%
1989........................................................         9               4.66
1990........................................................        19              10.08
1991........................................................        43              23.65
1992........................................................        53              41.10
1993........................................................         7               3.30
Other.......................................................        47              11.84
                                                                   ---             ------
  Total.....................................................       193             100.00%
                                                                   ===             ======


     The following table sets forth the exposure of the portfolio by seat category as of January 31, 2001 according to the number of aircraft and the appraised value of the portfolio as of that same date.

                                                                                         % OF PORTFOLIO BY
                                                                            NUMBER OF   APPRAISED VALUE AS
SEAT CATEGORY                           AIRCRAFT TYPES                      AIRCRAFT    OF JANUARY 31, 2001
-------------                           --------------                      ---------   -------------------
Less than 51         DHC8, METRO-III, ATR42...............................      28              5.21%
91-120               B737-200, B737-500, DC9-32/51, MD-87, F-100..........      60             18.02
121-170              B727-200, B737-300/300QC/400, MD-82/83, A320-200.....      71             48.54
171-240              B757-200, B767-200ER.................................       4              4.90
241-350              B767-300ER, MD-11, A300..............................      10             14.20
Freighter            B747-200SF, DC8-71F/73CF.............................      20              9.14
                                                                               ---            ------
                                                                               193            100.00%
                                                                               ===            ======

     The following table sets forth information with respect to the body type, number of seats, engine manufacturer, production years, current fleet, number of aircraft on order and number of operators of each aircraft type in our portfolio as of January 31, 2001.

      AIRCRAFT                      TYPICAL   NUMBER OF       ENGINE                          CURRENT    ON      NUMBER OF
   TYPE & VARIANT         BODY       SEATS     ENGINES    MANUFACTURER(1)  PRODUCTION YEARS    FLEET    ORDER   OPERATORS(2)
---------------------     ----      -------   ---------   ---------------  ----------------   -------   -----   ------------
A300-B4..............  Widebody       260         2       GE                  1975-1985         115       --         32
A300-C4..............  Widebody       245         2       GE                  1976-1982           3       --          1
A320-200.............  Narrowbody     150         2       CFM                     1988-         531      153         51
                                                             TBA                                 --      149         --
ATR42-300............  Turboprop       45         2       PW                  1985-1997         273       --         60
B727-200A............  Narrowbody     150         3       PW                  1972-1984         854       --        109
B737-200A............  Narrowbody     110         2       PW                  1971-1988         784       --        133
B737-300.............  Narrowbody     130         2       CFM                 1984-1999        1103       --        114
B737-400.............  Narrowbody     145         2       CFM                 1988-1999         482       --         75
B737-500.............  Narrowbody     110         2       CFM                 1989-1999         387       --         41
B747-200.............  Widebody       385         4       GE                  1970-1990         204       --         30
B757-200.............  Narrowbody     195         2       RR                      1982-         534       31         38
B767-200ER...........  Widebody       210         2       PW                  1984-1993          36       --          8
                                                             TBA                                 --        1         --
B767-300ER...........  Widebody       250         2       PW                      1987-         161        6         27
                                                             TBA                                 --        6         --
DC8-71...............  Freighter       --         4       CFM                 1966-1969          52       --          6
DC8-73...............  Freighter       --         4       CFM                 1968-1970          50       --          4
DC9-32...............  Narrowbody      95         2       PW                  1967-1982         307       --         29
DC9-51...............  Narrowbody     120         2       PW                  1974-1981         126       --          9
DHC8-100.............  Turboprop       35         2       PW                      1983-         295        1         49
DHC8-300.............  Turboprop       50         2       PW                      1988-         169       31         38
F-100................  Narrowbody     100         2       RR                  1987-1996         275       --         25
MD-11................  Widebody       285         3       GE                  1989-2000         195       --         26
MD-82................  Narrowbody     145         2       PW                  1981-1997         583       --         26
MD-83................  Narrowbody     145         2       PW                  1984-1999         277       --         27
MD-87................  Narrowbody     115         2       PW                  1986-1992          75       --         12
METRO-III............  Turboprop       20         2       Garrett             1979-1992         266       --         89

---------------

Source: Airclaims Limited.

(1) The above table identifies engine manufacturers by the following abbreviations:

       CFM = CFM International
       GE = General Electric
       PW = Pratt & Whitney
       RR = Rolls Royce
       TBA = To be announced (orders only)

(2) The number of operators does not include lessors.

THE LEASES

     Most of the leases are operating leases under which we generally retain the benefit, and bear the risk, of the residual value of the aircraft at the end of the lease. As of January 31, 2001, we had 187 leases in effect, covering our whole portfolio except for six aircraft which were off-lease. As of January 31, 2001, three of these off-lease aircraft were subject to lease agreements and one was subject to a letter of intent for lease. The remaining two unplaced aircraft represented 0.34% of our portfolio by appraised value as of January 31, 2001. As of March 8, 2001, one of the unplaced off-lease aircraft had become subject to a letter of intent for sale, two of the off-lease aircraft subject to lease agreements had been delivered to two existing lessees, and three additional aircraft, representing 1.23% of our portfolio by appraised value as of January 31, 2001, have become available for lease. All leases are managed by the servicer according to the servicing agreement.

     Although the lease documentation is fairly standardized in many respects, significant variations do exist as a result of negotiation with each lessee.

     Under a majority of our leases, the lessee is responsible, either directly or through indemnification of the lessor, for all operating expenses, including maintenance, operating, overhaul, fuel, crews, airport and navigation charges, taxes, licenses, consents and approvals, aircraft registration and hull and liability insurance. In addition, the lessees must remove all liens on the aircraft except liens that are permitted by the lease.

     Each of our current leases requires the lessee to make periodic rental payments during the term of the lease. Some of the leases also require the lessee to pay periodic amounts as maintenance reserves or to deliver letters of credit or guarantees for this purpose. Almost all the leases require the lessees to make payments to us without set-off or counterclaim, and most of them include an obligation for the lessee to gross-up payments under the lease if the lease payments are subject to withholding or other taxes. The leases also generally contain indemnification of the lessor for tax liabilities such as value added tax and stamp duty tax, but not income tax.

     Each lease also contains provisions which specify our rights and remedies if the lessee defaults in making payments or performing its other obligations under the lease. These remedies include terminating the lease and repossessing the aircraft. However, any default by a lessee may lead to reduction of payments under the leases and cause us to incur significant repossession and other costs, including breakage costs under swaps. If there is an event of default due to a lessee's bankruptcy, we may also face delays in asserting our rights if the relevant jurisdiction imposes a mandatory waiting period between default and repossession.

     The following is a summary of the principal terms of the leases as of January 31, 2001, with reference to appraised values as of that same date.

LEASE TERM.................  As of January 31, 2001 the weighted average remaining contracted lease term of the aircraft (weighted by appraised value as of January 31, 2001 and without giving effect to purchase options, early terminations or extensions) was 29 months. The longest lease was scheduled to expire in September 2008.

RENTALS....................  Rent under 180 of the leases, representing 92.10%
                             by appraised value of our portfolio as of January 31, 2001, is payable monthly in advance, and rent under seven of the leases, representing 5.58% by appraised value of our portfolio as of January 31, 2001, is payable monthly in arrears.

                             These rental payments are calculated based on a floating rate or a fixed rate or may change from one to the other over the course of the lease. The rent under all of the leases is currently payable in U.S. dollars, although in the future, some rent may be payable in euros. Some rental payments are based on the number of flight hours an aircraft is operated or may vary depending on the time of year during which the aircraft is operating.

EXTENSION OPTIONS..........  Some of the leases contain an extension option pursuant to which, depending on the negotiations with the lessee at the time of signing of the lease, either we or the lessee could extend the term of the lease at either the existing lease rate or at the future market rate. As of January 31, 2001, 44 of the leases representing 26.03% of our portfolio by appraised value as of that same date include an extension option.

EARLY TERMINATION
OPTIONS....................  Some of the leases contain an early termination option pursuant to which the lessee may terminate the lease before the scheduled expiration date if specified conditions are met. As of January 31, 2001, 26 of the leases representing 9.14% of our portfolio by appraised value as of the same date include an early termination option. Assuming that all these options are exercised for the earliest possible termination, the weighted average remaining lease term of our portfolio would be 28 months.

PURCHASE OPTIONS...........  As of January 31, 2001, 12 lessees had outstanding options to purchase a total of 33 aircraft, representing 14.00% of our portfolio by appraised value as of that same date. The latest date on which a purchase option could be exercised is November 4, 2006 for a purchase of a B767-200ER.

SECURITY DEPOSITS..........  As of January 31, 2001, lessees under 166 of the leases representing 86.15% of our portfolio by appraised value as of that same date have provided security for their obligations. As of January 31, 2001, we had $35.4 million in cash security deposits in respect of 105 aircraft representing 56.28% of our portfolio by appraised value as of that same date, and $288.8 million in letters of credit in respect of 129 aircraft representing 45.56% of our portfolio by appraised value as of that same date.

GUARANTEES.................  In twelve of the leases, we have received guarantees of the lessee's performance obligations under the lease. These guarantees were issued by the lessee's parent company or shareholders.

MAINTENANCE................  The leases contain detailed provisions specifying maintenance standards and aircraft redelivery conditions generally to be met at the lessees' expense. During the term of each lease, we require the lessee to maintain the aircraft in accordance with an agreed maintenance program designed to ensure that the aircraft meets applicable airworthiness and other regulatory requirements. Lessees must provide monthly maintenance reserves under approximately 110 of the leases. Under the balance of the leases, the lessee or the lessor may be required to make certain adjustment payments to one another if at redelivery the aircraft or specified items do not meet the required standards under the lease. Heavy maintenance on significant components of an aircraft, such as the airframe and the engines, is generally required to be performed on a cycle of several years and the cost of this maintenance may be material in relation to the value of the aircraft, with the overhaul of a single component often exceeding $1 million. Pursuant to the leases, if and when an aircraft is transferred from one lessee to another between maintenance overhauls, the transferring lessee is generally required to pay for that portion of the succeeding overhaul that can be attributed to its use of the aircraft under its lease.

                             Depending on the credit of the lessee and other factors, we may require that the lessee pay cash maintenance reserves (61 leases as of January 31, 2001, representing 34.51% of our portfolio by appraised value as of that same date) or provide a combination of maintenance reserves and letters of credit or guarantees (51 leases as of January 31, 2001, representing 25.22% of our portfolio by appraised value as of that same date). If the lessee pays maintenance reserves, we will have to reimburse it for maintenance it actually performs on the aircraft. Our obligation to reimburse maintenance is classified as an expense and therefore ranks senior to any payments on the certificates.

                             If the lessee is not required to pay maintenance reserves or provide letters of credit or guarantees, we have to rely on the lessee's credit and its ability to maintain the aircraft during the lease term and return it in good condition or make any maintenance payments required at the end of the lease. If maintenance is required on the aircraft but not performed, or the lessee fails to pay, we have to fund this maintenance ourselves. As of December 31, 2000, we recorded approximately $259 million of maintenance reserves liability.

                             Maintenance payments by lessees will depend upon numerous factors including the financial condition of the lessee and the ability of Airplanes Group to obtain satisfactory maintenance terms in leases. An increasing number of leases do not provide for any maintenance payments to be made by lessees as security for their maintenance obligations. Any significant variations in these factors may materially adversely affect the ability of Airplanes Group to make payments of interest, principal and premium, if any, on the notes and certificates.

REDELIVERY CONDITIONS......  At least 90% of the leases provide for the aircraft to be redelivered in a specified condition upon expiration of the lease and/or stipulate the payments to be made by the lessee to us or, in some cases, by us to the lessee, to reflect the extent to which the actual redelivery condition of the aircraft falls below or exceeds the redelivery condition specified in the lease.

INSURANCE..................  The lessees bear responsibility through an operational indemnity to carry insurance for any liabilities arising out of the operation of the aircraft. The indemnity includes liabilities for death or injury to persons and damage to property that ordinarily would attach to the operator of the aircraft. The lessees are also required to carry comprehensive liability insurance and hull insurance, and any further insurance that is customary in the commercial aircraft industry, and to indemnify us against all liabilities, including where the liability to us as owner and lessor attaches by law. We are required under the leases to be named as an additional insured on hull and liability policies. Most of the leases also require the lessee to maintain the liability insurance for a specified period between one and three years after termination of that lease. Under the servicing agreement, the servicer is required to monitor the lessees' performance of obligations with respect to the insurance provisions of the applicable leases. We also carry contingent hull and liability insurance to cover any insurable loss in excess of the lessee's coverage. The amount of the contingent liability policies may not be the same as the insurance required under the lease. The amount of third party contingent insurance is subject to a number of limitations imposed by the air transportation insurance industry.

                             Most insurance certificates contain a breach of warranty endorsement so that an additional insured party remains protected even if the lessee violates any of the terms, conditions or warranties of the insurance policies, provided that the additional insured party has not caused, contributed to or knowingly condoned the breach.

THIRD PARTY LIABILITY
INSURANCE..................  The minimum third party liability limits under the leases range from $250 million in respect of turboprop aircraft to $750 million in respect of widebody aircraft. In some cases, the lessee carries significantly more insurance than the minimum specified in the lease. We also have in place our own contingent liability coverage to cover any liability in excess of the lessee's coverage or any liability resulting from a lapse for any reason of a lessee's coverage.

AIRCRAFT PROPERTY
INSURANCE..................  In all cases, the sum of the stipulated loss value and our own additional coverage in place is at least equal to the appraised value of the aircraft.


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

                             Permitted deductibles, which generally apply only in the case of a partial loss, range from $50,000 for turboprop aircraft to $1 million for widebody aircraft.

POLITICAL RISK INSURANCE...  With respect to some leases, we may arrange separate political risk repossession insurance for our own benefit, covering (a) confiscation, nationalization and requisition of title of the relevant aircraft by the government of the country of registration and denegation and deprivation of legal title and rights, and (b) the failure of the authorities in that country to allow de-registration and export of the aircraft, subject to the conditions of the policies.

SUBLEASES AND WET LEASES...  Under most of our current leases, the lessee may sublease the aircraft without our consent if specified conditions are met. Under most of our current leases, the lessee may also "WET LEASE" the aircraft (leasing the aircraft to a lessee with a crew and services provided by the lessor) without our consent so long as the lessee does not part with operational control of the aircraft. Where there is a sublease or a wet lease, the lessee remains fully liable to us for all its payment and performance obligations under the lease and we have no contractual relationship with the sublessee or the wet lessee. The following lessees sublease their aircraft: A.I.L.L. subleases three aircraft to Aerotransportes MAS de Carga, S.A. de C.V. (MAS Air Cargo); Schreiner Airways subleases two aircraft to Aero Contractors Co. of Nigeria Ltd; and National Jet Systems Pty. Limited subleases one aircraft to Eastern Australia Airlines. In addition, we currently lease one ATR 42-300 to Idefix, a subsidiary of ATR, and Idefix subleases the aircraft to American Eagle. Leases with new lessees will be based on a pro forma lease that will include restrictions on subleases and wet leases into specified prohibited countries.

COMPLIANCE WITH GOVERNMENTAL AND TECHNICAL REGULATION

     In addition to the general requirements regarding maintenance of the aircraft, aviation authorities from time to time issue ADs requiring the operators of aircraft to take particular maintenance actions or make particular modifications with respect to all aircraft of a particular type. Manufacturer recommendations may also be issued. To the extent that a lessee fails to perform ADs that are required to maintain its certificate of airworthiness or other manufacturer requirements in respect of an aircraft (or if the aircraft is not currently subject to a lease), Airplanes Group may have to bear or share (if the lease requires it) the cost of compliance. Other governmental regulations relating to noise and emissions levels may be imposed not only by the jurisdictions in which the aircraft are registered, including as part of the airworthiness requirements, but also in other jurisdictions where the aircraft operate. A number of jurisdictions including the United States have adopted, or are in the process of adopting, noise regulations which ultimately will require all aircraft to comply with the most restrictive currently applicable standards. Some of the jurisdictions that impose these regulations restrict the future operation of aircraft that do not meet Stage 3 noise requirements and prohibit the operation of those aircraft in those jurisdictions. As 4.98% of our portfolio by appraised value as of January 31, 2001 did not meet the Stage 3 requirements as of that same date, these regulations may adversely affect Airplanes Group because our non-compliant aircraft will not be able to operate in those jurisdictions and we may incur substantial costs to comply with the Stage 3 requirements.

     Moreover new ADs or noise or emissions reduction requirements may be adopted in the future and these could result in significant costs to Airplanes Group or adversely affect the value of, or our ability to re-lease, Stage 2 or Stage 3 aircraft. In particular, certain organizations and jurisdictions are currently considering "STAGE 4" requirements which would tighten noise and emissions certification requirements for newly manufactured aircraft. If these more restrictive requirements are adopted or applied to existing aircraft types, it

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

could result in significant costs to Airplanes Group or adversely affect the value of, or our ability to re-lease, aircraft in our portfolio.

     Volume 2 of Annex 16 of the Chicago Convention also contains standards and recommendations regarding limitations on vented fuel and smoke and gaseous emissions for aircraft. While a number of countries have adopted regulations implementing these recommendations, these regulations generally have been prospective in nature, requiring only that newly manufactured engines meet particular standards after a particular date. To the extent that these regulations require modifications to the engines owned by Airplanes Group, they would be treated similarly to ADs under the leases.

     Aviation authorities in Europe and North America have recently adopted regulations requiring the installation of traffic collision avoidance systems, automatic emergency locator transmitters and various other systems. Depending on whether the costs of complying with these regulations are borne by us or the lessees, installation of these systems could result in significant cash capital expenditures by Airplanes Group in the future.

     The FAA recently issued an AD concerning insulation for the purpose of increasing fire safety on MD-80 and MD-11 aircraft. We have three MD-11 and 26 MD-80 aircraft, representing a total of 21.21% of our portfolio by appraised value as of January 31, 2001. We will incur significant costs (currently estimated to be approximately $18 million) in ensuring these aircraft comply with these standards. We expect to complete the modification of 17 of the 29 aircraft by December 2001 at an estimated cost of approximately $11 million and to modify the remaining 12 aircraft by December 2005.

     The FAA is expected to issue an AD by the end of 2001 mandating the modification of affected lapjoints on Boeing 737 aircraft when the aircraft has completed 50,000 cycles. The estimated cost to implement this modification for each aircraft is approximately $230,000 per aircraft. Based on the current cycles completed to date by our 65 Boeing 737 aircraft, representing 33.36% of our portfolio by appraised value as of January 31, 2001, our Boeing 737 aircraft are not likely to require these modifications prior to 2007. However, we could incur significant costs in the future in ensuring our Boeing 737 aircraft comply with these standards, which could impact adversely our results of operations.

     The FAA is also expected to issue an AD within 12 months mandating a re-design of the rudder systems of Boeing 737 aircraft. The average cost per aircraft of these modifications is expected to be approximately $50,000. Depending on the time period within which the modifications are required to be made, the costs may be the responsibility of existing lessees. However, if the costs are not the responsibility of some or all existing lessees, we could incur significant costs in ensuring that our Boeing 737 aircraft comply with these modifications, which could impact adversely our results of operations.

THE LESSEES

     As of January 31, 2001, our aircraft were on lease to 65 lessees in 35 countries throughout the world. See "-- Portfolio Information" for the countries and regions where our lessees reside.

     A number of our lessees are in a relatively weak financial position. As of January 31, 2001, amounts outstanding for a period greater than 30 days in respect of rental payments, maintenance reserves and other miscellaneous amounts due under the leases (net of amounts in respect of default interest and cash in transit) amounted to $13.2 million in respect of 18 lessees (who leased a combined total of 36 aircraft representing 20.46% of our portfolio by appraised value as of that date) and $16.0 million in respect of seven former lessees. Of the total $29.2 million, $4.4 million was in arrears for a period greater than 30 days, $2.4 million was in arrears for a period greater than 60 days and $22.4 million was in arrears for a period greater than 90 days. Some of these lessees, as well as other lessees, have consistently been significantly in arrears in their respective rental payments and some are known to be currently experiencing financial difficulties.

     As of January 31, 2001, in addition to the $29.2 million in respect of payments past due more than 30 days, we had agreed to allow four lessees to defer rent, maintenance and miscellaneous payments totaling $8.7 million for periods ranging from six months for one lessee in respect of $5.6 million and up to 36 months for three lessees in respect of $3.1 million. In the past, restructurings have typically involved delaying rental payments for periods of up to 12 months. In addition, some restructurings have involved voluntary terminations of leases prior to lease expiration, the replacement of aircraft with less expensive aircraft and the arrangement of sub-leases from the lessee to another aircraft operator. In other cases, it has been necessary to repossess aircraft from lessees which have defaulted and re-lease the aircraft to other lessees.

     In addition to difficulties which have affected lessees in a given region, individual lessees have experienced periodic difficulties in meeting their maintenance obligations under the related leases. The difficulties have arisen from, among other things, the failure of the lessee to have in place a sufficiently well established maintenance program, adverse climate and other environmental conditions in the locations where the related aircraft is operated or financial and labor difficulties experienced by the relevant lessee. A continuous failure by a lessee to meet its maintenance obligations under the relevant lease could result in a grounding of the aircraft, cause us to incur substantial costs in restoring the aircraft to an acceptable maintenance condition before we can re-lease or sell it and adversely affect the value of the aircraft.

     The following is a discussion of the lessees experiencing difficulty by region in which they are located.

     LATIN AMERICA

     Lessees with respect to 29.91% of the aircraft by appraised value as of January 31, 2001 operate in Latin America, principally Brazil, Mexico, Colombia and Chile. The prospects for lessee operations in these countries depend in part on the general level of political stability and economic activity and policies in those countries. Future developments in the political systems or economies of these countries or the implementation of future governmental policies in these countries may materially affect lessee operations in those countries.

     Brazil. During 1999, Brazil experienced significant downturns in its economy and financial markets, including large decreases in financial asset prices and dramatic decreases in the value of its currency. While there has been some stabilization in the Brazilian economy within the last twelve months, any future general deterioration in the Brazilian economy will mean that lessees may be unable to generate sufficient revenues in Brazilian currency to pay rental payments in U.S. dollars under the leases. Future developments in the political systems or economies of Brazil and other Latin American countries may have a material adverse effect on lessee operations in those countries. At January 31, 2001, Airplanes Group leased 16 aircraft representing 12.20% of our portfolio by appraised value as of that same date to operators in Brazil. Accordingly, any future deterioration in the Latin American economies, especially Brazil, could lead to a material decrease in Airplanes Group's leasing revenues and an increase in default related costs.

     At January 31, 2001, we had eight Fokker 100 aircraft, representing 3.04% of our portfolio by appraised value as of that same date, on lease to a Brazilian lessee that was party to a 2000 restructuring agreement with us in respect of the leases for six Fokker 100 aircraft. Under the 2000 restructuring agreement, all arrears are to be paid with interest by December 31, 2003. At January 31, 2001, this lessee was current on all payments.

     In addition, in 1999, we entered into a restructuring agreement with Transbrasil, a former lessee, under which it repaid a restructured amount of approximately $1.9 million over 12 months. At January 31, 2001, Transbrasil had arrears of $3.0 million secured by a second priority mortgage over two of its own aircraft, and the servicer is currently in negotiations with Transbrasil regarding repayment. An accounting provision has been made against our receivables for the excess of the arrears over the cash security held.

     Following the default by the Brazilian airline VASP under its leases, GPA Group (now known as debis AirFinance Ireland) sought and obtained in November 1992 a preliminary injunction for repossession of 13 aircraft and three engines, and subsequently repossessed these aircraft and engines. Airplanes Group acquired seven of these aircraft from GPA Group in March 1996, four of which remain in our portfolio and represented 1.8% of our portfolio by appraised value as of January 31, 2001. In December 1996, the High Court in Sao Paolo, Brazil, found in favor of VASP on appeal and granted it the right to the return of the aircraft and engines or the right to seek damages against debis AirFinance Ireland. debis AirFinance Ireland has challenged this decision and in January 2000, the High Court granted a stay of the 1996 judgment while it considers debis AirFinance Ireland's rescission action. The risk of repossession only arises where VASP is successful in seeking repossession of the aircraft and where the aircraft are located in Brazil. Although none of our lessees which lease any of the relevant aircraft is based in Brazil, some of them may operate those aircraft into Brazil from time to time. debis

AirFinance Ireland has informed Airplanes Group that it has been advised by its Brazilian counsel that the December 1996 High Court decision was incorrect as a matter of Brazilian law and that it is actively pursuing all available courses of action, including appeals to superior courts to overturn the High Court decision.

     Colombia. Colombia has recently suffered economically as a result of the deterioration in the value of the Colombian peso and the resulting negative impact on the Colombian economy. As of January 31, 2001, we leased 10 aircraft, representing 6.55% of our portfolio by appraised value as of that same date, to three Colombian lessees. Because of the continued weakness in the value of the Colombian peso, as well as general deterioration in the Colombian economy, these lessees may be unable to generate sufficient revenues in Colombian pesos to pay the U.S. dollar denominated rental payments under the leases.

     In particular, as of January 31, 2001, we leased six aircraft, representing 5.08% of our portfolio by appraised value as of that same date, to one of our three Colombian lessees. At January 31, 2001, this lessee was $12.0 million in arrears, including deferrals. The servicer agreed not to exercise its remedies in respect of events of default currently existing under the leases in order to permit the Colombian lessee to have a stable business environment in which to develop, negotiate and commence implementing a long-term business plan. During the period to January 31, 2001 we have received approximately 77% of amounts due under the leases in cash, with the remainder provided by way of secured and unsecured notes issued by the lessee with a maturity date of January 31, 2001. The Colombian lessee's other aircraft lessors and major creditors agreed similar forbearance arrangements. The servicer is in discussion with the lessee regarding its proposed business plan and the continued operation of the leases which may include the reduction of rentals or the return of some or all of the aircraft.

     NORTH AMERICA

     As of January 31, 2001, we had 29 aircraft, representing 13.06% of our portfolio by appraised value as of that same date, on lease to 11 U.S. lessees and 11 aircraft, representing 8.95% of our portfolio by appraised value as of that same date, on lease to one Canadian lessee. The commercial aircraft industry in North America is highly sensitive to general economic conditions. Since air travel is largely discretionary, the industry has suffered severe financial difficulties during economic downturns. Over the last several years, nearly half of the major North American passenger airlines have entered into plans of reorganization or sought protection through bankruptcy, insolvency or other similar proceedings and several major U.S. airlines have ceased operations.

     On January 10, 2001, TWA, one of our lessees, filed for Chapter 11 bankruptcy protection in the U.S. TWA leases two aircraft from Airplanes Group, which represented 2.39% of our aircraft by appraised value as of January 31, 2001. There can be no assurances that TWA will continue to make the rental and other payments required under the leases with Airplanes Group. TWA's failure to make such payments would have an adverse impact on our revenues and cash flows. As of March 8, 2001, the servicer was in discussions with the lessee and a potential purchaser of some of the lessee's assets regarding changes to the leasing arrangements for these aircraft, including the lease rentals and lease terms.

     In March 1998, we reached an agreement with Tower Air, then the lessee of our only B747-200SF, representing 0.96% of our portfolio by appraised value as of January 31, 2001, which allowed Tower Air to defer payment of a security deposit and of two months rent. In March 2000, owing to its deteriorating financial condition, Tower Air agreed to return the aircraft and subsequently filed for protection from its creditors under Chapter 11 of the U.S. bankruptcy laws. The aircraft was subsequently re-leased to another U.S. lessee.

     As of March 8, 2001, the servicer is in discussions with a North American lessee of two B737-200A aircraft, representing 0.40% of our portfolio by appraised value as of January 31, 2001, in respect of a request by the lessee to defer a portion of monthly rental payments in the period to July 2001.

     ASIA & FAR EAST

     As of January 31, 2001, 20 aircraft representing 10.02% of our portfolio by appraised value as of that same date were on lease to 11 lessees in this region. The commercial aircraft industry in Asia was adversely affected by the severe economic and financial difficulties experienced in the region during 1998 and 1999. Since 1999, there has been some stabilization and recovery in the economies of this region. Prior to 1998, the market in this region



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

for aircraft on operating lease demonstrated significant growth rates. If the recessionary conditions that prevailed in large parts of the region were to recur it would have an adverse impact on global aircraft demand.

     During the year to March 31, 2000, a rescheduling agreement was signed with a Philippine lessee which committed to pay its balance of $2.7 million over the 36 months to September 2002. As of March 8, 2001, the lessee has paid in accordance with the rescheduling agreement.

     EUROPE (EXCLUDING CIS)

     As of January 31, 2001, 56 aircraft representing 33.65% of our portfolio by appraised value as of that same date were on lease to 21 lessees in this region. The commercial aircraft industry in European countries, as in the rest of the world generally, is highly sensitive to general economic conditions. Because a substantial portion of airline travel (business and especially leisure) is discretionary, the industry has tended to suffer severe financial difficulties during economic downturns. Accordingly, the financial prospects for European lessees can be expected to depend largely on the level of economic activity in Europe generally and in the specific countries in which these lessees operate. A recession or other worsening of economic conditions in one or more of these countries, particularly if combined with high fuel prices and/or a weak euro, may have a material adverse effect on the ability of European lessees to meet their financial and other obligations under the leases. In addition, commercial airlines in Europe face, and can be expected to continue to face, increased competitive pressures, in part as a result of the continuing deregulation of the airline industry by the EU. There can be no assurance that competitive pressures resulting from such deregulation will not have a material adverse impact on the operations of our European lessees.

     Bulgaria. On February 15, 2001, the servicer terminated the leases with a Bulgarian lessee in respect of two B737-300 aircraft representing 1.13% of our portfolio by appraised value as of January 31, 2001. The aircraft were returned by the lessee on February 27, 2001. The lessee was $252,000 in arrears as of January 31, 2001 and $638,000 in arrears as of the date of this report. The costs of repossession and the technical costs required to ensure that the aircraft are in a suitable condition for re-leasing may be significant.

     Turkey. As of January 31, 2001, ten aircraft, representing 7.17% of our portfolio by appraised value as of that same date, were leased to three lessees in Turkey. The recent fall in the value of the deutsche mark, the principal currency in which the Turkish airlines receive their revenues, and of the Turkish lira may affect the ability of these airlines to meet the U.S. dollar denominated rental and other payments due under the leases.

     Spain. As of January 31, 2001, one Spanish lessee, representing 3.50% of our portfolio by appraised value as of that same date, was in negotiations with the servicer on a restructuring of its payment obligations under its leases with Airplanes Group, which would also include an extension of certain of the leases to compensate for any proposed reduction in lease rentals.

     Ireland. As of January 31, 2001, an Irish airline which formerly leased one A300-B4-200 aircraft, representing 0.28% of our portfolio by appraised value as of that same date, was $3.6 million in arrears (including previously rescheduled amounts). A liquidator has been appointed to the airline to wind up its business. As of January 31, 2001, this aircraft was subject to a letter of intent for lease to a new lessee.

     PURCHASE OPTIONS

     As of January 31, 2001, 12 lessees with respect to 33 aircraft, representing 14.00% of our portfolio by appraised value as of that same date, held options to purchase aircraft at various dates between 2001 and 2006 at prices generally at or above their estimated appraised value at the exercise date. Since March 31, 1998, one lessee has exercised its option to purchase four B737-200A aircraft, one of which was delivered on January 15, 2000 and three of which were delivered on January 5, 2001. This lessee had options to purchase a further three aircraft, one of which has been exercised as of As of March 8, 2001. At January 31, 2001, four lessees with respect to four aircraft, representing 2.61% of our portfolio by appraised value as of that same date, had options to purchase aircraft at prices below estimated appraised value at the exercise date. For the purposes of this paragraph, the estimated appraised value has been arrived at by deducting the estimated depreciation (as calculated by Airplanes Group's existing depreciation policy) from January 31, 2001 to the option exercise date from the appraised value of each aircraft.

     COMMERCIAL OPPORTUNITIES FOR OUR MD-11 AIRCRAFT

     As of January 31, 2001, we leased three MD-11 aircraft, representing 5.94% of our portfolio by appraised value as of that same date, to a Latin American lessee. These leases are expected to expire between December 2001 and September 2002. Because the market for re-leasing these aircraft in their current passenger configuration is currently, and is expected to remain, very weak, we are examining all possibilities in respect of these aircraft, including, subject to the restrictions in our indentures, selling them or converting them to freighter aircraft. The current market value of these aircraft is such that we would not be able to sell the aircraft at prices that would meet the indenture requirements. Although there is currently stronger demand for converted MD-11 aircraft, conversion into freighter aircraft would involve substantial cash expenditures by us.

AIRCRAFT SALES

     Based on the recommendations of the servicer and the administrative agent, the board of directors of Airplanes Limited and the controlling trustees of Airplanes Trust have identified a number of aircraft types for potential sale so long as the terms of a proposed sale for a particular aircraft are commercially advantageous to Airplanes Group and the sale complies with the requirements of the indentures. The aircraft types which have been identified for potential sale are B737-200, B727-200, DC-9, A300 and turboprop aircraft. At January 31, 2001, there was a total of 65 aircraft of these aircraft types in our portfolio representing 10.98% of our portfolio by appraised value as of the same date. Since June 1999, Airplanes Group has sold five aircraft of these aircraft types for an aggregate of $22.0 million, which has been applied in accordance with the priority of payments.


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